Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Sara Matheu
(847) 720-2767	(847) 720-2392
melissa.napier@usfoods.com	sara.matheu@usfoods.com

US Foods Reports Third Quarter Fiscal 2020 Earnings

ROSEMONT, Ill. (BUSINESS WIRE) Nov. 2, 2020 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the third quarter of fiscal 2020. In this press release we refer to certain organic financial results. Organic financial results exclude contributions during the respective period from Smart Stores Holding Corp. ("Smart Foodservice"), which was acquired on April 24, 2020. For the Food Group of Companies (the "Food Group"), which was acquired on Sept. 13, 2019, organic financial results include contributions for the Sept. 14, 2020, through Sept. 26, 2020, time period only.

Third Quarter Fiscal 2020 Highlights
•Total case volume decreased 8.9%; total organic case volume decreased 22.2%
•Net sales decreased 10.5% to $5.8 billion
•Gross profit decreased 15.7% to $974 million
•Net loss available to common shareholders was $2 million
•Adjusted EBITDA decreased 31.9% to $209 million
•Diluted EPS loss was $0.01; Adjusted Diluted EPS was $0.15

Nine Month Fiscal 2020 Highlights
•Total case volume decreased 11.4%; total organic case volume decreased 23.5%
•Net sales decreased 11.9% to $16.7 billion
•Gross profit decreased 19.1% to $2.7 billion
•Net loss available to common shareholders was $231 million
•Adjusted EBITDA decreased 44.8% to $474 million
•Diluted EPS loss was $1.05; Adjusted Diluted EPS was $0.05

CEO Perspective
"In the third quarter, we demonstrated the resiliency of our business model by continuing to gain market share in an industry significantly impacted by COVID-19," said Chairman and CEO Pietro Satriano. "Our case volumes continue to recover and Adjusted Gross Profit Margin improved by 70 basis points over the prior quarter. This profitable growth, along with our prudent approach to cost management, enabled us to deliver Adjusted EBITDA of $209 million for the quarter, more than double what we delivered in the second quarter. I'm proud of the hard work of all our associates, who remain focused on helping our customers Make It during this challenging time."

Third Quarter Fiscal 2020 Results
Total case volume decreased 8.9% from the prior year, while total organic case volume decreased 22.2%. Independent restaurant case volume decreased 6.8%, while organic independent restaurant case volume decreased 20.0%. Net sales of $5.8 billion decreased 10.5% from the prior year. Both case volume and Net sales improved throughout the quarter as many of our customers adjusted to social distancing measures and capacity restrictions put in place on non-essential businesses as a result of COVID-19. The Food Group and Smart Foodservice acquisitions contributed Net sales of $876 million, or 15.0%, for the quarter.

Gross profit of $974 million decreased $182 million, or 15.7%, from the prior year, primarily as a result of the negative impact of COVID-19 on case volume, changes to our customer mix and lower logistics income. These were partially offset by contributions from the Food Group and Smart Foodservice acquisitions. Gross profit as a percentage of Net sales was 16.7%. Adjusted Gross profit was $977 million, a decrease of $180 million or 15.6% from the prior year, driven by the negative impact of COVID-19 on case volume, changes to our customer mix and lower logistics income. These were partially offset by contributions from the Food Group and Smart Foodservice acquisitions. Adjusted Gross profit as a percentage of Net sales was 16.7%, an improvement of 70 basis points from the prior quarter.

Operating expenses were $896 million, a decrease of $72 million or 7.4% from the prior year. The decrease was primarily due to actions put in place to reduce operating costs as a result of lower case volume, a $30 million reduction in the reserve for uncollectible accounts and a $17 million gain on the sale of excess property in Southern California, which were partially offset by operating expenses for the Food Group and Smart Foodservice acquisitions. Operating expenses as a percent of Net sales were 15.3%. Adjusted Operating expenses were $774 million, a decrease of $75 million or 8.8% from the prior year, primarily due to actions put in place to reduce operating costs as a result of lower case volume and a $17 million gain on the sale of excess property in Southern California, which were partially offset by operating expenses for the Food Group and Smart Foodservice acquisitions. Adjusted Operating expenses as a percent of Net sales were 13.2%, an improvement of 100 basis points from the prior quarter.

Net loss available to common shareholders was $2 million, a decrease of $108 million compared to the prior year. Adjusted EBITDA was $209 million, a decrease of $98 million or 31.9%, compared to the prior year. Diluted EPS loss was $0.01; Adjusted Diluted EPS was $0.15.

Nine Month Fiscal 2020 Results
Total case volume decreased 11.4% from the prior year, while total organic case volume decreased 23.5%. Independent restaurant case volume decreased 13.7%, while organic independent restaurant case volume decreased 24.0%. Net sales of $16.7 billion decreased 11.9% from the prior year. Since early April, both case volume and Net sales have improved as many of our customers have adjusted to social distancing measures and capacity restrictions put in place on non-essential businesses as a result of COVID-19. The Food Group and Smart Foodservice acquisitions contributed Net sales of $2.3 billion, or 13.5%, for the first nine months of fiscal 2020.

Gross profit of $2.7 billion decreased $639 million, or 19.1%, from the prior year, primarily as a result of the negative impact of COVID-19 on case volume, changes to our customer mix, lower logistics income and higher inventory write-offs and product donations. These were partially offset by contributions from the Food Group and Smart Foodservice acquisitions. Gross profit as a percentage of Net sales was 16.2%. Adjusted Gross profit was $2.8 billion, a decrease of $603 million or 17.9% from the prior year, driven by the negative impact of COVID-19 on case volume, changes to our customer mix and lower logistics income. These were partially offset by contributions from the Food Group and Smart Foodservice acquisitions. Adjusted Gross profit as a percentage of Net sales was 16.5%.

Operating expenses were $2.8 billion, a decrease of $19 million or 0.7% from the prior year. The decrease was primarily due to actions put in place to reduce operating costs as a result of lower case volume, which were partially offset by a $65 million net increase in the reserve for uncollectible accounts and operating expenses for the Food Group and Smart Foodservice acquisitions. Operating expenses as percent of Net sales were 16.8%. Adjusted Operating expenses were $2.3 billion, a decrease of $205 million or 8.2% from the prior year, primarily due to actions put in place to reduce operating costs as a result of lower case volume, which were partially offset by operating expenses for the Food Group and Smart Foodservice acquisitions. Adjusted Operating expenses as a percent of Net sales were 13.7%.

Net loss available to common shareholders was $231 million, a decrease of $524 million compared to prior year. Adjusted EBITDA was $474 million, a decrease of $385 million or 44.8%, compared to the prior year. Diluted EPS loss was $1.05; Adjusted Diluted EPS was $0.05.

Cash Flow and Capital Transactions
Net cash provided by operating activities in the first nine months of fiscal 2020 was $533 million, a decrease of $26 million from the same prior year period. Cash capital expenditures for the first nine months of fiscal 2020 totaled $154 million, compared to $157 million for the same prior year period.

At the end of the third quarter of fiscal 2020, the company had $1.0 billion in cash on hand and approximately $1.7 billion in borrowing capacity available under the company's asset-based lending facility for total liquidity of approximately $2.7 billion.

Net Debt at the end of the third quarter of fiscal 2020 was $4.8 billion, an increase of $130 million versus the end of fiscal 2019. The ratio of Net Debt to Adjusted EBITDA was 5.9x at the end of the third quarter of fiscal 2020, compared to 3.9x at the end of fiscal 2019.

Outlook for Fiscal Year 2020
Due to the continued uncertainty associated with COVID-19, the company withdrew its fiscal 2020 financial guidance on March 23, 2020, and is not providing financial guidance at this time.

Conference Call and Webcast Information
US Foods' third quarter fiscal 2020 earnings call will be broadcast live via the internet on Monday, Nov. 2, 2020, at 9:00 a.m. CST. The call can also be accessed live over the phone by dialing (844) 292-0976; the conference ID number is 3597289. The presentation slides reviewed during the webcast will be available shortly before that time. The webcast, slides, and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.
About US Foods
US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 300,000 restaurants and foodservice operators to help their businesses succeed. With 70 broadline locations and 76 cash and carry stores, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

Forward-Looking Statements
Statements in this press release which are not historical in nature are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: any declines in the consumption of food prepared away from home; the extent and duration of the negative impact of the COVID-19 pandemic on us; cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers; interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; effective integration of acquired businesses; achievement of expected benefits from cost savings initiatives; increases in fuel costs; economic factors affecting consumer confidence and discretionary spending; changes in consumer eating habits; our reputation in the industry; labor relations and costs; continued access to qualified and diverse labor; cost and pricing structures; changes in tax laws and regulations and resolution of tax disputes; environmental, health and safety and other governmental regulation, including actions taken by national, state and local governments to contain the COVID-19 pandemic, such as travel restrictions or bans, social distancing requirements, and required closures of non-essential businesses; product recalls and product liability claims; adverse judgments or settlements resulting from litigation; disruption of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; management of retirement benefits and pension obligations; extreme weather conditions, natural disasters and other catastrophic events, including pandemics and the rapid spread of contagious illnesses; risks associated with intellectual property, including potential infringement; indebtedness and restrictions under agreements governing our indebtedness; and interest rate increases.

For a detailed discussion of these risks, uncertainties and other factors, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, which was filed with the Securities and Exchange Commission (“SEC”) on February 13, 2020, and in our Quarterly Report on Form 10-Q, which was filed with the SEC on August 4, 2020. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net (loss) income available to common shareholders and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve changes. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance, as well other items specified in the agreements governing our indebtedness.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net (loss) income, plus Interest expense-net, Income tax (benefit)/provision, and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring costs and asset impairments; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) Business transformation costs; and (5) other gains, losses or charges as specified in the agreements governing our indebtedness.

We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net (loss) income available to common shareholders is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net (loss) income available to common shareholders is Net income excluding such items as Restructuring benefits and costs, intangible asset impairments, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, Business transformation costs (costs associated with the redesign of systems and processes), and other items, and adjusted for the tax effect of the exclusions and discrete tax items. Prior period amounts have been revised to conform with the current year presentation. We believe that Adjusted Net (loss) income available to common shareholders may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.

We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net (loss) income available to common shareholders and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release. We have not, however, provided a reconciliation of our full fiscal 2019 Adjusted EBITDA or Adjusted Diluted EPS outlook because we are not able to accurately estimate all the adjustments on a forward-looking basis and such items could have a significant impact on our GAAP financial results as a result of their variability.

Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	September 26, 2020	December 28, 2019

ASSETS
Current assets:
Cash and cash equivalents	$1,019	$90
Accounts receivable, less allowances of $88 and $30	1,185	1,455
Vendor receivables, less allowances of $7 and $4	155	143
Inventories—net	1,314	1,432
Prepaid expenses	93	109
Assets held for sale	10	1
Other current assets	29	32
Total current assets	3,805	3,262
Property and equipment—net	2,055	2,075
Goodwill	5,644	4,728
Other intangibles—net	913	967
Other assets	379	256
Total assets	$12,796	$11,288

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdraft liability	$159	$222
Accounts payable	1,543	1,460
Accrued expenses and other current liabilities	521	538
Current portion of long-term debt	149	142
Total current liabilities	2,372	2,362
Long-term debt	5,638	4,594
Deferred tax liabilities	250	308
Other long-term liabilities	525	315
Total liabilities	8,785	7,579
Mezzanine equity:
Series A convertible preferred stock	496	—
Shareholders’ equity:
Common stock	2	2
Additional paid-in capital	2,886	2,845
Retained earnings	684	916
Accumulated other comprehensive loss	(57)	(54)
Total shareholders’ equity	3,515	3,709
Total liabilities, mezzanine equity and shareholders' equity	$12,796	$11,288

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
($ in millions, except share and per share data)	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net sales	$5,848	$6,531	$16,747	$19,005
Cost of goods sold	4,874	5,375	14,036	15,655
Gross profit	974	1,156	2,711	3,350
Operating expenses:
Distribution, selling and administrative costs	873	968	2,779	2,837
Restructuring and asset impairment charges	23	—	39	—
Total operating expenses	896	968	2,818	2,837
Operating income (loss)	78	188	(107)	513
Other (income) expense—net	(6)	1	(16)	(3)
Interest expense—net	63	43	178	127
Income (loss) before income taxes	21	144	(269)	389
Income tax provision (benefit)	13	39	(53)	97
Income (loss) from continuing operations	$8	$105	$(216)	$292
Income from discontinued operations—net of tax:	—	1	—	1
Net income (loss)	$8	$106	$(216)	$293

Net income (loss)	$8	$106	$(216)	$293
Series A Convertible Preferred Stock Dividends	10	—	15	—
Net (loss) income available to common shareholders	$(2)	$106	$(231)	$293

Net (loss) income per share—basic
Continuing operations	$(0.01)	$0.48	$(1.05)	$1.33
Discontinued operations	—	0.01	—	0.01
Net (loss) income per share	$(0.01)	$0.49	$(1.05)	$1.34

Net (loss) income per share—diluted:
Continuing operations	$(0.01)	$0.47	$(1.05)	$1.33
Discontinued operations	—	0.01	—	0.01
Net (loss) income per share	$(0.01)	$0.48	$(1.05)	$1.34

Weighted-average common shares outstanding
Basic	220,155,366	218,444,812	219,659,697	217,859,653
Diluted	220,155,366	219,757,050	219,659,697	219,264,731

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	39 Weeks Ended
($ in millions)	September 26, 2020	September 28, 2019
Cash flows from operating activities:
Net (loss) income	$(216)	$293
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Income from discontinued operations, net of tax	—	(1)
Depreciation and amortization	316	260
Asset impairment charges	9	—
Gain on disposal of property and equipment—net	(15)	(1)
Amortization of deferred financing costs	12	3
Deferred tax (benefit) provision	(65)	7
Share-based compensation expense	29	22
Provision for doubtful accounts	80	14
Changes in operating assets and liabilities:
Decrease (increase) in receivables	182	(162)
Decrease (increase) in inventories—net	161	(22)
Decrease in prepaid expenses and other assets	30	14
Increase in accounts payable and cash overdraft liability	19	160
Decrease in accrued expenses and other liabilities	(9)	(29)
Net cash provided by operating activities of continuing operations	533	558
Net cash provided by operating activities of discontinued operations	—	1
Net cash provided by operating activities	533	559
Cash flows from investing activities:
Acquisition of businesses—net of cash	(973)	(1,829)
Proceeds from sales of assets	7	—
Proceeds from sales of property and equipment	33	9
Purchases of property and equipment	(154)	(157)
Net cash used in investing activities	(1,087)	(1,977)
Cash flows from financing activities:
Proceeds from debt borrowings	3,645	5,084
Principal payments on debt and financing leases	(2,640)	(3,654)
Net proceeds from issuance of Series A Convertible Preferred Stock	491	—
Debt financing costs and fees	(33)	(42)
Proceeds from employee stock purchase plan	15	15
Proceeds from exercise of stock options	2	13
Tax withholding payments for net share-settled equity awards	(5)	(5)
Net cash provided by financing activities	1,475	1,411
Net increase (decrease) in cash, cash equivalents and restricted cash	921	(7)
Cash, cash equivalents and restricted cash—beginning of period	98	105
Cash, cash equivalents and restricted cash—end of period	$1,019	$98
Supplemental disclosures of cash flow information:
Interest paid—net of amounts capitalized	$122	$112
Income taxes paid—net	3	116
Property and equipment purchases included in accounts payable	11	21
Leased assets obtained in exchange for financing lease liabilities	63	77
Leased assets obtained in exchange for operating lease liabilities	21	11
Cashless exercise of stock options	—	1
Paid-in-kind Series A Convertible Preferred Stock Dividends	5	—

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	13 Weeks Ended
($ in millions, except share and per share data)	September 26, 2020	September 28, 2019	Change	%
Net (loss) income available to common shareholders (GAAP)	$(2)	$106	$(108)	(101.9)%
Series A convertible preferred stock dividends	10	—	10	NM
Net income (GAAP)	8	106	(98)	(92.5)%
Interest expense—net	63	43	20	46.5%
Income tax provision	13	39	(26)	(66.7)%
Depreciation expense	88	75	13	17.3%
Amortization expense	21	12	9	75.0%
EBITDA (Non-GAAP)	193	275	(82)	(29.8)%
Adjustments:
Restructuring and asset impairment costs(1)	23	—	23	NM
Share-based compensation expense (2)	10	7	3	42.9%
LIFO reserve change (3)	3	1	2	200.0%
Business transformation costs (4)	—	3	(3)	(100.0)%
Income from discontinued operations (8)	—	(1)	1	(100.0)%
COVID-19 bad debt benefit (5)	(30)	—	(30)	NM
COVID-19 other related expenses(5)	4	—	4	NM
Business acquisition and integration related costs and other (6)	6	22	(16)	(72.7)%
Adjusted EBITDA (Non-GAAP)	209	307	(98)	(31.9)%
Depreciation expense	(88)	(75)	(13)	17.3%
Interest expense—net	(63)	(43)	(20)	46.5%
Income tax provision, as adjusted (7)	(16)	(46)	30	(65.2)%
Series A convertible preferred stock dividends	(10)	—	(10)	NM
Adjusted net income available to common shareholders (Non-GAAP)	$32	$143	$(111)	(77.6)%

Diluted EPS (GAAP)	$(0.01)	$0.48	$(0.49)	(102.1)%
Restructuring and asset impairment costs(1)	0.10	—	0.10	NM
Share-based compensation expense (2)	0.05	0.03	0.02	66.7%
LIFO reserve change (3)	0.01	—	0.01	NM
Business transformation costs (4)	—	0.01	(0.01)	(100.0)%
Income from discontinued operations (8)	—	(0.01)	0.01	(100.0)%
COVID-19 bad debt benefit (5)	(0.14)	—	(0.14)	NM
COVID-19 other related expenses(5)	0.02	—	0.02	NM
Business acquisition and integration related costs and other (6)	0.03	0.10	(0.07)	(70.0)%
Income tax provision, as adjusted (7)	0.14	0.04	0.10	NM
Series A convertible preferred stock dividends	(0.05)	—	(0.05)	NM
Adjusted Diluted EPS (Non-GAAP)	$0.15	$0.65	$(0.50)	(76.9)%

Weighted-average diluted shares outstanding (GAAP) (9)	220,155,366	219,757,050

Gross profit (GAAP)	$974	$1,156	$(182)	(15.7)%
LIFO reserve change (3)	3	1	2	200.0%
Adjusted Gross profit (Non-GAAP)	$977	$1,157	$(180)	(15.6)%

Operating expenses (GAAP)	$896	$968	$(72)	(7.4)%
Depreciation and amortization expense	(109)	(87)	(22)	25.3%
Restructuring and asset impairment costs(1)	(23)	—	(23)	NM
Share-based compensation expense (2)	(10)	(7)	(3)	42.9%
Business transformation costs (4)	—	(3)	3	(100.0)%
COVID-19 bad debt benefit (5)	30	—	30	NM
COVID-19 other related expenses(5)	(4)	—	(4)	NM
Business acquisition and integration related costs and other (5)	(6)	(22)	16	(72.7)%
Adjusted Operating expenses (Non-GAAP)	$774	$849	$(75)	(8.8)%

NM - Not Meaningful
(1)Consists primarily of severance and related costs, organizational realignment costs and asset impairment charges.
(2)Share-based compensation expense for stock and option awards and discounts provided under employee stock purchase plan.
(3)Represents the non-cash impact of LIFO reserve adjustments.
(4)Consists primarily of costs related to significant process and systems redesign across multiple functions.
(5)Includes COVID-19 related gains, losses or costs as specified under the agreements governing our indebtedness.
(6)Includes: (i) Smart Foodservice acquisition and integration related costs of less than $1 million for the 13 weeks ended September 26, 2020; (ii) Food Group acquisition and integration related costs of $4 million and $17 million for the 13 weeks ended September 26, 2020 and September 28, 2019, respectively; and (iii) gains, losses or costs as specified under the agreements governing our indebtedness.
(7)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income available to common shareholders and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income available to common shareholders is computed using a corporate income tax rate after considering the impact of permanent differences and valuation allowances.
(8)Consists of income net of income taxes from discontinued operations.
(9)GAAP weighted-average diluted shares outstanding used in the Adjusted Diluted EPS calculation.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	39 Weeks Ended
($ in millions, except share and per share data)	September 26, 2020	September 28, 2019	Change	%
Net (loss) income available to common shareholders (GAAP)	$(231)	$293	$(524)	(178.8)%
Series A convertible preferred stock dividends	15	—	15	NM
Net (loss) income (GAAP)	(216)	293	(509)	(173.7)%
Interest expense—net	178	127	51	40.2%
Income tax (benefit) provision	(53)	97	(150)	(154.6)%
Depreciation expense	257	228	29	12.7%
Amortization expense	59	32	27	84.4%
EBITDA (Non-GAAP)	225	777	(552)	(71.0)%
Adjustments:
Restructuring and asset impairment costs(1)	39	—	39	NM
Share-based compensation expense (2)	29	22	7	31.8%
LIFO reserve change (3)	9	13	(4)	(30.8)%
Business transformation costs (4)	8	6	2	33.3%
Income from discontinued operations(8)	—	(1)	1	(100.0)%
COVID-19 bad debt expense (5)	65	—	65	NM
COVID-19 product donations and inventory adjustments(5)	40	—	40	NM
COVID-19 other related expenses(5)	15	—	15	NM
Business acquisition and integration related costs and other (6)	44	42	2	4.8%
Adjusted EBITDA (Non-GAAP)	474	859	(385)	(44.8)%
Depreciation expense	(257)	(228)	(29)	12.7%
Interest expense—net	(178)	(127)	(51)	40.2%
Income tax provision, as adjusted (7)	(14)	(126)	112	(88.9)%
Series A convertible preferred stock dividends	(15)	—	(15)	NM
Adjusted net income available to common shareholders (Non-GAAP)	$10	$378	$(368)	(97.4)%

Diluted EPS (GAAP)	$(1.05)	$1.34	$(2.39)	(178.4)%
Restructuring and asset impairment costs(1)	0.18	—	0.18	NM
Share-based compensation expense (2)	0.13	0.10	0.03	30.0%
LIFO reserve change (3)	0.04	0.06	(0.02)	(33.3)%
Business transformation costs (4)	0.04	0.03	0.01	33.3%
Income from discontinued operations(8)	—	(0.01)	0.01	(100.0)%
COVID-19 bad debt expense (5)	0.30	—	0.30	NM
COVID-19 product donations and inventory adjustments(5)	0.18	—	0.18	NM
COVID-19 other related expenses(5)	0.07	—	0.07	NM
Business acquisition and integration related costs and other (6)	0.20	0.19	0.01	5.3%
Income tax impact of adjustments (7)	0.03	0.02	0.01	50.0%
Series A convertible preferred stock dividends	(0.07)	—	(0.07)	NM
Adjusted Diluted EPS (Non-GAAP)	$0.05	$1.73	$(1.68)	(97.1)%

Weighted-average diluted shares outstanding (GAAP) (9)	219,659,697	219,264,731

Gross profit (GAAP)	$2,711	$3,350	$(639)	(19.1)%
LIFO reserve change (3)	9	13	(4)	(30.8)%
COVID-19 product donations and inventory adjustments(5)	40	—	40	NM
Adjusted Gross profit (Non-GAAP)	$2,760	$3,363	$(603)	(17.9)%

Operating expenses (GAAP)	$2,818	$2,837	$(19)	(0.7)%
Depreciation and amortization expense	(316)	(260)	(56)	21.5%
Restructuring and asset impairment costs(1)	(39)	—	(39)	NM
Share-based compensation expense (2)	(29)	(22)	(7)	31.8%
Business transformation costs (4)	(8)	(6)	(2)	33.3%
COVID-19 bad debt expense (5)	(65)	—	(65)	NM
COVID-19 other related expenses(5)	(15)	—	(15)	NM
Business acquisition and integration related costs and other (6)	(44)	(42)	(2)	4.8%
Adjusted Operating expenses (Non-GAAP)	$2,302	$2,507	$(205)	(8.2)%

NM - Not Meaningful
(1)Consists primarily of severance and related costs, organizational realignment costs and asset impairment charges.
(2)Share-based compensation expense for stock and option awards and discounts provided under employee stock purchase plan.
(3)Represents the non-cash impact of LIFO reserve adjustments.
(4)Consists primarily of costs related to significant process and systems redesign across multiple functions.
(5)Includes COVID-19 related gains, losses or costs as specified under the agreements governing our indebtedness.
(6)Includes: (i) Smart Foodservice acquisition and integration related costs of $20 million for the 39 weeks ended September 26, 2020; (ii) Food Group acquisition and integration related costs of $23 million and $35 million for the 39 weeks ended September 26, 2020 and September 28, 2019, respectively; and (iii) gains, losses or costs as specified under the agreements governing our indebtedness.
(7)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income available to common shareholders and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income available to common shareholders is computed using a corporate income tax rate after considering the impact of permanent differences and valuation allowances.
(8)Consists of income net of income taxes from discontinued operations.
(9)GAAP weighted-average diluted shares outstanding used in the Adjusted Diluted EPS calculation.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	September 26, 2020	December 28, 2019	September 28, 2019
Total Debt (GAAP)	$5,787	$4,736	$4,924
Cash, cash equivalents and restricted cash	(1,019)	(98)	(98)
Net Debt (Non-GAAP)	$4,768	$4,638	$4,826
Adjusted EBITDA (1)	$809	$1,194	$1,156
Net Leverage Ratio (2)	5.9	3.9	4.2

(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA